Exhibit 99.1
GCA, TSYS ACQUIRING SOLUTIONS ANNOUNCE EXECUTION OF PROCESSING SERVICES AGREEMENT
Aug. 24, 2009
For Immediate Release:
LAS VEGAS — Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc. (“Holdings”) (NYSE:GCA), today announced that it has executed a Processing Services Agreement with TSYS Acquiring Solutions (“TSYS”).
GCA will use TSYS’ processing services to connect with card associations and electronic funds transfer networks to complete ATM cash withdrawals, credit card cash advances and POS debit card transactions initiated by the patrons of GCA’s casino customers. TSYS will provide processing services for the majority of GCA’s world-wide operations.
“TSYS’ provision of our processing services will provide GCA with the sophisticated processing platform capabilities we need to support our customers as well as ongoing technology innovations. We are very excited about these new products and believe that they will help gaming operators lowers costs, improve the players’ experiences, and yield greater efficiencies to our casino customers. Our entry into the Processing Services Agreement with TSYS is a cornerstone of our development plans,” said Scott Betts, GCA’s President and Chief Executive Officer.
“TSYS’ scalability, security and reliability have made us a payments industry leader. Combining the strength of TSYS with TransIT™ and TranSending™ — two cutting-edge Infonox products, — we have delivered unmatched gaming solutions in unprecedented timeframes,” said Bob Philbin, president of TSYS Acquiring Solutions. “We are thrilled to be expanding our relationship with the gaming industry’s market leader.”
“This Processing Services Agreement is also central to GCA’s transition from USA Payment Systems, a processing services company that is partially owned by GCA’s founders,” added Mr. Betts. “The execution of the processing services agreement with TSYS is the final — and very significant — step in our complete disassociation from GCA’s founders and all of the entities they own or control.”
About Global Cash Access Holdings, Inc.
Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., is a leading provider of cash access products and related services to over 1,100 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card cash advances, check verification and warranty services, and Western Union money transfers. GCA provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s Web site at www.gcainc.com.

About TSYS Acquiring Solutions
TSYS Acquiring Solutions is the pre-eminent supplier of acquiring solutions, related systems and integrated support services to the acquiring industry and its customers. TSYS Acquiring Solutions delivers comprehensive solutions and support that securely and reliably process billions of credit and debit transactions every year. From authorization and capture services to the clearing and settling of merchant transactions, critical customer support functions and information management services, TSYS Acquiring Solutions helps acquirers effectively manage and grow their merchant portfolios. TSYS Acquiring Solutions is a wholly owned TSYS® (NYSE: TSS) subsidiary. Additional information about TSYS Acquiring Solutions can be found at www.tsysacquiring.com, or by calling our sales hotline at 480.333.7799 or e-mailing acq-sales@tsys.com.
CONTACT:
Global Cash Access, Inc.
George Gresham, CFO
702-855-3005
IR@gcamail.com
TSYS Acquiring Solutions
Cyle Mims, Media Relations
706-644-3110
cylemims@tsys.com